                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      Kaufman and Broad Home Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                Kimberly King
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------

     (4)  Date Filed:

          ---------------------------------------------------------------------

                       KAUFMAN AND BROAD HOME CORPORATION

                            10990 Wilshire Boulevard
                         Los Angeles, California 90024
                                 (310) 231-4000

                            ------------------------

                                  BRUCE KARATZ
                      Chairman and Chief Executive Officer

                            ------------------------

                               February 21, 1995

                            Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the Annual Meeting of Stockholders of Kaufman and Broad Home Corporation at 9:00 a.m. on March 23, 1995 at the Westwood Marquis Hotel in Los Angeles, California.

The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to specific agenda items, by attending the meeting you will have an opportunity to hear about our plans for the future and to meet your officers and directors. Whether or not you plan to attend, please sign and date the enclosed Proxy Card and return it as soon as possible in the envelope provided to ensure that your shares will be represented.

We look forward to seeing you on March 23rd.

                                  Sincerely,

                               /s/ Bruce Karatz

                                 BRUCE KARATZ
                     Chairman and Chief Executive Officer

                                    [LOGO]
                      KAUFMAN AND BROAD HOME CORPORATION

                           ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

                           To Be Held March 23, 1995

                       To the Holders of the Common Stock
                     of Kaufman and Broad Home Corporation:

The Annual Meeting of Stockholders of Kaufman and Broad Home Corporation (the "Company") will be held on Thursday, March 23, 1995 at 9:00 a.m. local time in the Marquis Room of the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles,
                    California for the following purposes:

(1) To elect four Class III directors, each to serve for a term of three years;

(2) To approve the Performance-Based Incentive Plan for Senior Management; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 10, 1995 as the record date for
determination of holders of Common Stock entitled to notice of, and to vote at, the meeting or any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
     THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED.

                       BY ORDER OF THE BOARD OF DIRECTORS

                             /s/ Kimberly N. King

                                KIMBERLY N. KING
                             Corporate Secretary and
                               Associate Counsel

                            Los Angeles, California
                               February 21, 1995

                               TABLE OF CONTENTS

                            ------------------------

                            GENERAL INFORMATION:   1

                    PROPOSAL ONE: ELECTION OF DIRECTORS:   2

                       THE BOARD AND ITS COMMITTEES:   8

                  BENEFICIAL OWNERSHIP OF COMPANY STOCK:   10

                          EXECUTIVE COMPENSATION:   11

         EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS:   14

      PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE REPORT ON EXECUTIVE

                               COMPENSATION:   16

                      COMMON STOCK PRICE PERFORMANCE:   20

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:   21

   PROPOSAL TWO: PERFORMANCE-BASED INCENTIVE PLAN FOR SENIOR MANAGEMENT:   23

                              OTHER MATTERS:   29

                                    [LOGO]
                       KAUFMAN AND BROAD HOME CORPORATION

                            10990 Wilshire Boulevard
                         Los Angeles, California 90024

                                PROXY STATEMENT

                                      for

                         ANNUAL MEETING OF STOCKHOLDERS

                           to be Held March 23, 1995

                            ------------------------

                              GENERAL INFORMATION

  Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on Thursday, March 23, 1995 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A copy of the Company's Annual Report to Stockholders for the fiscal year ended November 30, 1994, including audited financial statements, is also being mailed to stockholders concurrently with this Proxy Statement.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and return your Proxy Card promptly in the envelope enclosed. You may revoke your Proxy at any time prior to its exercise at the Annual Meeting by written notice to the Company's Secretary, and, if you attend the Annual Meeting, you may vote your shares in person.

  Only holders of record of the 32,382,217 shares of Common Stock outstanding at the close of business on February 10, 1995 will be entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. There is no right to cumulative voting.

  The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting. In accord with Delaware law, abstentions and broker nonvotes will be counted as present in determining whether the quorum requirement is satisfied. Shares not voted, whether by abstention, broker nonvote or otherwise, will have no effect on the matters submitted for stockholder vote.

  The persons named as proxies on the enclosed Proxy Card are Bruce Karatz, Chairman and Chief Executive Officer, Albert Z. Praw, Senior Vice President, Real Estate, and Kimberly N. King, Corporate Secretary and Associate Counsel.

                                PROPOSAL ONE:
                            ELECTION OF DIRECTORS

                           ------------------------

  At the meeting, the Board of Directors will present as nominees and recommend to the stockholders that each of the four persons listed below be elected as Class III Directors to serve for a three-year term ending at the 1998 Annual Meeting of Stockholders. Should any of these nominees become unable to serve as a director, the persons named on the enclosed Proxy Card will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may recommend in place of such nominee.

  Messrs. Eli Broad and David O. Maxwell, current Class III Directors, have each determined to retire as directors of the Company and will not be standing for reelection at the Annual Meeting. The Board of Directors has nominated two candidates to stand for election as Class III Directors in their stead, Messrs. Ronald W. Burkle and Luis G. Nogales, and has also nominated for reelection Messrs. Irani and Nafilyan. A brief summary of each nominee's principal occupation, business affiliations and other information follows.

RON BURKLE

[PHOTOGRAPH]

RONALD W. BURKLE, age 42, is the Managing Partner and majority owner of The Yucaipa Companies, a private investment firm and the majority shareholder in Food 4 Less Supermarkets, Inc., which operates Alpha Beta, Boys and Viva supermarkets, among others. Mr. Burkle has served as Chairman and Chief Executive Officer of Food 4 Less Supermarkets, Inc. since 1987, and Chairman of Smitty's Supermarkets, Inc. since 1994. Mr. Burkle's professional affiliations include serving as a member of the Board of the California Retailers Association, the Board of the Food Marketing Institute and the Board of the Food Employers Council Serving California. He is a member of the Board of Advisors of Project Angel Food, the Board of Fellows of the Claremont University Center, the U.S. Small Business Administration National Advisory Council, the Board of the Western NIS Enterprise Fund, and the Industry Policy Advisory Committee -- U.S. Department of Commerce; and he is the founder and trustee of the Food 4 Less Foundation.

DR. RAY R. IRANI

[PHOTOGRAPH]

DR. RAY R. IRANI, age 60, is Chairman, President and Chief Executive Officer of Occidental Petroleum Corporation ("Occidental"). He joined Occidental in 1983 as Chairman and Chief Executive Officer of Occidental Chemical Corporation, an Occidental subsidiary, and as Executive Vice President of Occidental. In 1984 he was elected to the Board of Directors of Occidental and was named President and Chief Operating Officer. He assumed the responsibilities of Chairman and Chief Executive Officer, in addition to President, in 1990. Dr. Irani joined Occidental in 1983, and has served as Chairman of Canadian Occidental Petroleum, an Occidental affiliate, since 1986 and as a director since 1984. An Honorary Fellow of the American Institute of Chemists, Dr. Irani is a director of the National Association of Manufacturers, the American Petroleum Institute, the National Committee on United States-China Relations, Bank Audi, and the Jonsson Cancer Center Foundation/UCLA. He is a member of The President's Export Council, the National Petroleum Council, the Scientific Research Society of America, the American Chemical Society, and the Industrial Research Institute. He is a trustee of the University of Southern California and serves on the CEO Board of Advisors of the University's School of Business Administration. He is also a trustee of the American University of Beirut, and St. John's Hospital and Health Center Foundation. Dr. Irani has been a director of the Company since 1992.

GUY NAFILYAN

[PHOTOGRAPH]

GUY NAFILYAN, age 50, has been President and Chief Executive Officer of Kaufman and Broad France, the Company's operation based in Paris, France, and Executive Vice President and President of European Operations of the Company since April 1992. He was a Senior Vice President of the Company from 1987 to 1992, and from 1983 through 1987 he was President of Kaufman and Broad, S.A. (the predecessor to Kaufman and Broad France). Mr. Nafilyan has been a director of the Company since 1987.


LUIS G. NOGALES

[PHOTOGRAPH]

LUIS G. NOGALES, age 51, has been Chairman and Chief Executive Officer of Embarcadero Media, Inc., a media acquisition firm specializing in Spanish language radio stations, since 1992. From 1990 through 1993, he was President of Nogales Partners, and from 1989 to 1990 he was General Partner in Nogales Castro Partners, both media acquisition firms. From 1986 to 1988, Mr. Nogales was President of Univision, the nation's largest Spanish language television network, and from 1983 to 1986 he was Chairman and Chief Executive Officer of United Press International. He is a director of Adolph Coors Company and Southern California Edison Company; a member of the Inter-American Dialogue; a trustee of The Ford Foundation and Vice President of the Board of Trustees of Stanford University.

  The other directors of the Company and their respective principal occupations, business affiliations and other information for at least the past five years are as follows.
- --------------------------------------------------------------------------------

JANE EVANS

[PHOTOGRAPH]

JANE EVANS, age 50, has been Vice President and General Manager, Home and Personal Services Division, U S West Communications, Inc. since 1991. From 1987 to 1989 she was a general partner of Montgomery Securities, and from 1989 until 1991 she was President and Chief Executive Officer of the InterPacific Retail Group. Ms. Evans serves as a director of Philip Morris Companies, Inc., Edison Brothers Stores, Inc., Georgia Pacific, BancOne-Arizona, the Heard Museum, the Ladies Professional Golf Association, Young President's Organization and the Phoenix United Way. Ms. Evans was elected to the Board in 1993 and her term expires in 1996.


ANTOINE JEANCOURT-
GALIGNANI

[PHOTOGRAPH]

ANTOINE JEANCOURT-GALIGNANI, age 58, was named Chairman and Chief Executive Officer of Assurances Generales de France, one of France's largest insurance companies, in 1994. From 1981 through 1993, he served as the Chairman and Chief Executive Officer of Banque Indosuez. He joined Banque Indosuez in 1979 as President, and was named Chairman in 1981. Prior to joining Banque Indosuez, he was Executive Vice President of Credit Agricole. Mr. Jeancourt-Galignani is a director of Bouygues, Total, Gartmore plc., Societe Generale, Paribas, and Aachener und Munchener (AMB); and a member of the Supervisory Board of Euro Disney S.C.A. He is a graduate of l'Ecole Nationale d'Administration (l'ENA). Mr. Jeancourt-Galignani has been a director of the Company since 1989 and his term expires in 1997.

JAMES A. JOHNSON

[PHOTOGRAPH]

JAMES A. JOHNSON, age 51, has been Chairman and Chief Executive Officer of the Federal National Mortgage Association ("Fannie Mae") since 1991, and served as Fannie Mae's Vice Chairman from 1990 until his election to his present position. Prior to joining Fannie Mae, Mr. Johnson served as Managing Director of Lehman Brothers, an investment banking firm, from 1985 until 1989. He is Chairman of The Brookings Institution and is a trustee of the Council on Foreign Relations. He serves on the boards of United HealthCare Corporation, the Alliance to Save Energy, the Board of Overseers of the Wharton School of the University of Pennsylvania, The Enterprise Foundation, the National Housing Endowment, the National Alliance to End Homelessness, Carnegie Corporation of New York and Carnegie Endowment for International Peace. Mr. Johnson has been a member of the Board of Directors since 1992, and his term expires in 1996.


BRUCE KARATZ

[PHOTOGRAPH]

BRUCE KARATZ, age 49, has been President, Chief Executive Officer and a director of the Company since 1986 and was named Chairman in 1993. He joined the Company's predecessor in 1972 and, from 1976 through 1980 he was President of its French homebuilding subsidiary. From 1980 until the formation of the Company in 1986, Mr. Karatz was President of Kaufman and Broad Development Group. Mr. Karatz is a director of Honeywell Inc., National Golf Properties, Inc., and MacFrugal's Bargains - Close-outs Inc. Among his civic and professional activities, Mr. Karatz is a trustee of the RAND Corporation; a member of the Executive Committee of the California Business Roundtable, the board of the National Park Foundation, and the University of Southern California Law Center Board of Councilors; Co-Chairman of the Mayor's Alliance for a Safer L.A., and Vice Chairman of the Board of Trustees of Pitzer College. His term as a director expires in 1997.

LESTER POLLACK

[PHOTOGRAPH]

LESTER POLLACK, age 61, has been Chief Executive Officer of Centre Partners, L.P. and a general partner of Lazard Freres & Co. since 1986, and Senior Managing Director of Corporate Partners, L.P. since 1988. He is a director of Continental Cablevision, Inc., Loews Corporation, Parlex Corporation, Polaroid Corporation, Sphere Drake Holdings Limited, SunAmerica Inc. and Tidewater Inc. Mr. Pollack is a trustee of New York University, a member of the Board of Directors of United Way of Tri-State, Inc., a member of The Council on Foreign Relations, Chairman of Conference of Presidents of Major American Jewish Organizations, Vice Chairman of the Anti-Defamation League, and most recently President of the Jewish Community Centers Association of North America. He will next stand for election in 1997, and has been a director of the Company since 1986.


SANFORD C. SIGOLOFF

[PHOTOGRAPH]

SANFORD C. SIGOLOFF, age 64, has been Chairman, President and Chief Executive Officer of Sigoloff & Associates, Inc. since 1989 and in 1994 was appointed to the California State Board of Education by California Governor Pete Wilson. Mr. Sigoloff was President and Chief Executive Officer of L. J. Hooker Corporation from 1989 to 1992, and was Chairman, President and Chief Executive Officer of Wickes Companies, Inc., a retail and wholesale merchandiser, from 1982 to 1988. Mr. Sigoloff was a Presidential appointee to the United States Holocaust Memorial Council in Washington, D.C. from 1988 through 1994 and is a Fellow in the American College of Bankruptcy. Mr. Sigoloff is a director of K-tel International, Inc., SunAmerica Inc., Movie Gallery, Inc. and Wickes PLC-London, England. Among his many civic involvements, Mr. Sigoloff is a director of the National Conference of Christians and Jews and the Center Theater Group; a trustee of the UCLA Foundation, the Medical Centers of Cedars-Sinai and Chaim Sheba; a member of the Executive Committee of the City of Hope and the Executive Board of the American Jewish Committee; and a national trustee and Vice President of the National Jewish Center for Immunology and Respiratory Medicine. He has been a director of the Company since 1986. His term expires in 1996.

                         THE BOARD AND ITS COMMITTEES

                           ------------------------

  The Company's Board of Directors held four regular meetings during the fiscal year ended November 30, 1994. In addition, management conferred frequently with directors on an informal basis to discuss Company affairs. During fiscal 1994, all directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served, except Messrs. Irani and Pollack.

  The committees of the Board of Directors consist of the Personnel, Compensation and Stock Plan Committee, the Audit and Compliance Committee, the Nominating Committee and the Executive Committee.

PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE
The Personnel, Compensation and Stock Plan Committee reviews and makes recommendations regarding compensation and other employment benefits for the Company's officers and other members of senior management. The committee also reviews and approves all awards made under the Company's employee stock plans, the annual merit increase guidelines for base salaries for all employees and all officer nominations. Throughout 1994, the members of the Personnel, Compensation and Stock Plan Committee were Messrs. Broad, Irani, Maxwell and Pollack; Mr. Johnson was elected to the committee in April 1994. Mr. Maxwell served as Chairman. The committee held two meetings during fiscal 1994, and members of committee conferred frequently with management on an informal basis between meetings to discuss compensation issues. See the "Personnel, Compensation and Stock Plan Committee Report on Executive Compensation" (the "Compensation Committee Report") at pages 16-19.

AUDIT AND COMPLIANCE COMMITTEE
The function of the Audit and Compliance Committee is to approve the selection of, and review all services performed by, the Company's independent auditors; to meet, consult with, and receive reports from the Company's independent auditors, its financial and accounting staff and its internal audit department; and to review and act or make recommendations to the Board of Directors with respect to the scope of the audit procedures, accounting practices, and internal accounting and financial controls of the Company. The Audit and Compliance Committee held two meetings during fiscal 1994, and is comprised of Ms. Evans, who was elected to the committee in April 1994, and Messrs. Maxwell and Sigoloff. Mr. Sigoloff serves as Chairman.

NOMINATING COMMITTEE
The Nominating Committee is responsible for recommending director candidates for the Board, setting policies regarding and evaluating existing directorships, recommending assignments to the committees of the Board, recommending director compensation and reviewing management succession planning. During 1994, Mr. Johnson served as Chairman of the Nominating Committee, of which Messrs. Broad, Irani, Pollack and Ms. Evans, who joined in April 1994, were also members. The committee met three times during the year.

  The Nominating Committee will consider stockholder recommendations for director nominees. Stockholders wishing to make such recommendations should submit the name of the candidate and the candidate's background and qualifications to the Nominating Committee, c/o the Secretary of the Company, 10990 Wilshire Boulevard, Los Angeles, California 90024, not later than January 1 of the year in which the proposed candidate is to be considered for nomination.

EXECUTIVE COMMITTEE
The Executive Committee has the authority of the Board of Directors between meetings of the Board of Directors except to the extent that the authority may be limited by the Company's By-laws (which do not currently provide for any such limitation) or by applicable law. The members of the Executive Committee during 1994 were Messrs. Broad and Karatz.

COMPENSATION PAID TO BOARD MEMBERS
Directors are reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors. During 1994, directors who were not employees of the Company were paid a quarterly retainer of $5,000, plus $1,000 for each meeting attended of the Board of Directors or of a committee; if two such meetings were held on the same day, only $500 was paid for the second meeting. Additionally, each committee chairman received a quarterly retainer of $1,250. Directors may defer all or a portion of their fees until a later specified event, such as retirement. The Company also has a retirement benefit plan for directors who serve a minimum of three years, which provides for the continuation of one-half of their annual retainer for each year of service up to a maximum of ten years.

  In addition, pursuant to the Company's 1993 Director Stock Plan, each non-employee director who is a director of the Company immediately following any Annual Meeting of Stockholders, and who has served as a director for a specified period of time immediately prior to such meeting, receives additional annual compensation consisting of a grant of 500 shares of the Company's Common Stock.

                    BENEFICIAL OWNERSHIP OF COMPANY STOCK

                           ------------------------

  The following information is furnished as of January 31, 1995 to indicate the beneficial ownership of each class of equity securities of the Company by each director, director nominee, and each of the executive officers named in the Summary Compensation Table individually, and by all directors, director nominees, and all executive officers as a group.

                                                                  AMOUNT AND
                                                                   NATURE OF
                                                                  BENEFICIAL      PERCENT OF
          NAME OF BENEFICIAL OWNER             TITLE OF CLASS    OWNERSHIP(1)    COMMON STOCK
- ---------------------------------------------------------------------------------------------
Eli Broad                                       Common              3,191,421            9.8%(2)
Ronald W. Burkle(3)                                                         0               *
Jane Evans                                      Common                    500               *
Dr. Ray R. Irani                                Common                 11,000               *
Antoine Jeancourt-Galignani                     Common                  1,000               *
James A. Johnson                                Common                 12,000               *
Bruce Karatz                                    Common              1,231,537            3.7%(4)
David O. Maxwell                                Common                 17,325               *
Guy Nafilyan                                    Common                215,000               *
Luis G. Nogales(3)                                                          0               *
Lester Pollack                                  Common                  3,650               *
Sanford C. Sigoloff                             Common                 14,300               *
Roger B. Menard                                 Common                 67,056               *
Albert Z. Praw                                  Common                  4,697               *
                                                Preferred(5)            2,825               *
Michael F. Henn                                 Common                 20,000               *
All directors, director nominees and            Common              4,819,736           14.4%(6)
executive officers as a group (20 persons)      Preferred               3,210               *
- ---------------------------------------------------------------------------------------------

 * Less than 1%.

(1) Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

(2) Of these holdings, 660,017 shares are held in a trust formed by Mr. Broad of which he is the beneficiary and 1,067,968 shares are registered in the name of a corporation as to which Mr. Broad exercises voting and investment power.

(3) Messrs. Burkle and Nogales are new director nominees who are standing for election at the Annual Meeting.

(4) Of these holdings, 1,067,968 shares represent stock options held by Mr. Karatz issued under the Company's employee stock plans as to which he has no voting power, and 137,500 shares represent shares of performance-accelerated restricted stock ("Restricted Stock") granted in 1991 under the Company's 1988 Employee Stock Plan as to which Mr. Karatz has no investment power.

(5) Shares of the Company's Series B Mandatory Conversion Premium Dividend Preferred Stock, $1.00 par value.

(6) Of these aggregate holdings, 1,135,118 shares represent stock options held by executive officers of the Company under the Company's employee stock plans as to which no voting power is held; and 242,917 shares represent Restricted Stock as to which no investment power is held.

  Based on filings delivered to the Company made under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, as of January 31, 1995 the only person known to be beneficial owner of more than 5% of the Company's Common Stock was Mr. Broad.

  Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, all such Forms were filed on a timely basis by the Company's reporting persons during fiscal 1994, except for one inadvertent late filing of a Form 4 reporting a purchase of Common Stock by Mr. Sigoloff.

                             EXECUTIVE COMPENSATION

                            ------------------------

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the compensation for the past three fiscal years earned by each of the five most highly compensated executive officers of the Company at the end of fiscal year 1994 (the "named executive officers").

                                                                           LONG-TERM COMPENSATION
                                                                          -------------------------
                                        ANNUAL COMPENSATION                              SECURITIES
                             ------------------------------------------    RESTRICTED    UNDERLYING
                     FISCAL                             OTHER ANNUAL         STOCK        OPTIONS/       ALL OTHER
 NAME AND POSITION   YEAR    SALARY($)   BONUS($)    COMPENSATION($)(1)   AWARDS($)(2)    SARS(#)     COMPENSATION($)(3)
- ---------------------------------------------------------------------------------------------------------------------
Bruce Karatz         1994    $600,000   $1,339,249          $ --               $-0-            -0-           $39,223
  Chairman,          1993     515,425    1,167,500            --                -0-         30,000            45,161
  President
  and Chief          1992     462,917      825,000            --                -0-         40,000            36,702
  Executive Officer
- ---------------------------------------------------------------------------------------------------------------------
Roger Menard         1994    $248,333   $  762,257            --                -0-            -0-           $15,757
  Executive Vice     1993     229,167      950,206            --                -0-         15,000            18,316
  President and      1992     205,833      677,509            --                -0-         20,000            14,815
  President of
  United States
  Operations
- ---------------------------------------------------------------------------------------------------------------------
Guy Nafilyan         1994    $248,400   $  100,000            --                -0-            -0-            $  862
  Executive Vice     1993     241,500       87,500            --                -0-         15,000             4,221
  President and      1992     218,750      489,946            --                -0-         20,000             2,480
  President of
  European
  Operations
- ---------------------------------------------------------------------------------------------------------------------
Albert Z. Praw(4)    1994    $232,895   $  170,000            --                -0-            -0-                --
  Senior Vice        1993          --           --            --                -0-            -0-                --
  President,
  Real Estate        1992     139,167       70,833            --                -0-            -0-                --
- ---------------------------------------------------------------------------------------------------------------------
Michael F. Henn(5)   1994    $118,269   $  150,000            --                -0-         20,000                --
  Senior Vice        1993          --           --            --                -0-            -0-                --
  President
  and Chief          1992          --           --            --                -0-            -0-                --
  Financial Officer
- ---------------------------------------------------------------------------------------------------------------------

(1) The officers listed in this table receive certain personal benefits; however, such benefits do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for any of the years reported.

(2) Each of the named executive officers, except Messrs. Praw and Henn, hold shares of Restricted Stock granted to certain executives of the Company in 1991. Mr. Praw, who rejoined the Company in 1994, was the Company's Senior Vice President and General Counsel from 1989 through 1992. In 1991, Mr. Praw received an award of 10,000 shares of Restricted Stock, but such award lapsed in 1992 when he temporarily left the Company to join a private law practice. Shares of Restricted Stock vest in twelve equal installments, the first installment of which vested in 1994; full vesting will occur in the year 2005. In all cases, executives must be employed by the Company at the time of vesting to receive the shares.

    The number of shares represented by the unvested portion of these awards and their value as of November 30, 1994, as represented by the closing price of the Company's Common Stock as reported in the Wall Street Journal, were as follows: Mr. Karatz 137,500 shares, $1,753,125; Mr. Menard 36,667 shares, $467,504; and Mr. Nafilyan 68,750 shares, $876,563. These values do not give effect to the diminution of value attributable to the restrictions on such shares. Dividends on Restricted Stock are paid to the named executive officers.

(3) These amounts represent the Company's aggregate contributions to the Company's 401(k) Savings Plan, Supplemental Non-Qualified Deferred Compensation Plan and the amount of interest earned on the Executive Deferred Compensation Plan at a rate in excess of 120% of the applicable federal rate. In fiscal 1994, the named executive officers accrued the following respective amounts under such plans: Mr. Karatz $9,240, $26,880 and $3,103; Mr. Menard $9,240, $5,660 and $857; and Mr. Nafilyan -0-, -0- and $862. Messrs. Praw and Henn did not participate in these plans.

(4) Amounts set forth in the table for fiscal year 1994 represent compensation earned since March 7, 1994 when Mr. Praw joined the Company as Senior Vice President, Real Estate. Amounts set forth in the table for fiscal year 1992 represent compensation paid through July 31, 1992. See discussion in footnote 2 above.

(5) Amounts set forth in the table represent compensation earned since July 11, 1994 when Mr. Henn joined the Company as Senior Vice President and Chief Financial Officer.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                                VALUE AT
                                PERCENT OF                               ASSUMED ANNUAL RATE OF
                 NUMBER OF         TOTAL                                          STOCK
                 SECURITIES    OPTIONS/SARS     EXERCISE                 PRICE APPRECIATION FOR
                 UNDERLYING     GRANTED TO         OR                        OPTION TERM(3)
                OPTIONS/SARS   EMPLOYEES IN    BASE PRICE    EXPIRATION  -----------------------
     NAME       GRANTED(#)(1)   FISCAL YEAR    ($/SH)(2)       DATE        5%($)        10%($)
- ------------------------------------------------------------------------------------------------
Bruce Karatz               0              0%      $  0.00         N/A    $       0     $       0
Roger B. Menard            0               0         0.00         N/A            0             0
Guy Nafilyan               0               0         0.00         N/A            0             0
Albert Z. Praw             0               0         0.00         N/A            0             0
Michael F. Henn       20,000              38        14.38     7/10/09      310,300       913,776

(1) All options granted in 1994 are for shares of Common Stock and are exercisable in cumulative 20% installments commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. Vesting may be accelerated upon certain events related to changes in the Company's ownership.

(2) All options were granted at market value on the date of grant. The term "market value" as used with respect to this table was computed as the average of the high and low stock prices for the Company's Common Stock as reported in the Wall Street Journal on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by withholding a number of the underlying shares, subject to certain conditions.

(3) Gains are net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation over the 15-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved, or may be exceeded.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING
                                                              UNEXERCISED            VALUE OF UNEXERCISED
                                                             OPTIONS/SARS           IN-THE-MONEY OPTIONS AT
                         SHARES                          AT FISCAL YEAR END(#)       FISCAL YEAR END($)(2)
                       ACQUIRED ON       VALUE        ---------------------------  --------------------------
        NAME           EXERCISE(#)    REALIZED($)(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------------------------------------------------------------------------------------
Bruce Karatz                   0         $      0      1,067,968       48,000      $8,336,204      $     0
Roger B. Menard                0                0         26,000       24,000         120,000            0
Guy Nafilyan              20,000          185,000         11,000       24,000               0            0
Albert Z. Praw                 0                0              0            0               0            0
Michael F. Henn                0                0              0       20,000               0            0

(1) Represents the difference between the market value of the Company's Common Stock at exercise minus the exercise price of the options.

(2) Represents the difference between the closing price of the Company's Common Stock on November 30, 1994 as reported in the Wall Street Journal and the exercise price of the options.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

  The following table provides information on long-term performance awards granted in 1994 to the named executive officers under the Company's 1988 Employee Stock Plan. See also the Compensation Committee Report at page 18.

                                                                              ESTIMATED FUTURE PAYOUTS
                            NUMBER OF            PERFORMANCE OR          UNDER NON-STOCK PRICE-BASED PLANS
                         SHARES, UNITS OR      OTHER PERIOD UNTIL     ----------------------------------------
        NAME            OTHER RIGHTS(#)(1)    MATURATION OR PAYOUT    THRESHOLD(#)    TARGET(#)    MAXIMUM(#)
- ------------------------------------------------------------------------------------------------------------
Bruce Karatz                  78,000             3 years                 0                78,000       117,000
Roger B. Menard               27,000             3 years                 0                27,000        40,500
Guy Nafilyan                  23,000             3 years                 0                23,000        34,500
Albert Z. Praw                10,000             3 years                 0                10,000        15,000
Michael F. Henn               10,000             3 years                 0                10,000        15,000

(1) In 1994, the Company awarded performance units ("Performance Units") under the Company's 1988 Employee Stock Plan in lieu of stock options to officers and other key employees, including the named executive officers. Performance Units represent the opportunity to receive shares of Common Stock, the number of which will be equally determined by the varying levels of (i) the Company's cumulative earnings per share and (ii) the growth in total stockholder return as compared to the S&P 500 Stock Index, over the period beginning in fiscal year 1994 and ending in fiscal year 1996. The range of payout may vary from 0% to 150% of the target depending on the Company's performance. Payment, if any, of an award under a Performance Unit will be valued at the fair market value of the Company's Common Stock on November 30, 1996. One-third of the award will vest at November 30, 1996 and, at the Company's discretion, may be paid in cash or shares of Common Stock. The remaining two-thirds will be paid in shares of restricted Common Stock which must be held until November 30, 1997 in order to vest. Participants must be employed at the time of vesting to qualify for the award.

           EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

                           ------------------------

EMPLOYMENT AGREEMENTS
Mr. Karatz is employed under an agreement with the Company that was entered into in 1988 and is automatically renewed for a one-year period each January 31st, subject to the right of the Company or Mr. Karatz to terminate on six months' prior notice. Mr. Karatz's agreement provides that if a majority interest in the Company is sold or his employment with the Company is terminated prior to the agreement's expiration, under certain circumstances, including as a result of a "change in control" of the Company, he will receive a payment of two times his average annual compensation for the prior three fiscal years. Mr. Karatz's agreement provides for similar benefits in the event of death or disability. Mr. Karatz' agreement was amended in February 1995 in connection with the proposed Performance-Based Incentive Plan for Senior Management. See the Compensation Committee Report at page 19 and "Performance-Based Incentive Plan for Senior Management" at pages 25-26 for a further discussion of these amendments; see also the Compensation Committee Report at page 19 for a discussion of the compensation provisions in Mr. Karatz' agreement.

  Mr. Menard is employed pursuant to an agreement that was entered into in 1992, and was scheduled to expire on November 30, 1995. In February 1995, certain amendments were made to Mr. Menard's agreement which were retroactively effective as of December 1, 1994. Among other things, the amendments: (i) extend the term of the agreement until November 30, 1997; (ii) increase Mr. Menard's base salary for fiscal 1995 to $350,000; (iii) amend the annual incentive compensation formula set forth in his agreement by reducing the percentage of pre-tax income of the Company's domestic operations to which Mr. Menard is entitled in fiscal 1995; and (iv) provide that all incentive compensation paid to Mr. Menard will be paid under and subject to the limits set forth in the Performance-Based Incentive Plan for Senior Management, if approved by stockholders. See "Performance-Based Incentive Plan for Senior Management" at page 26 for a discussion of a further amendment to Mr. Menard's employment agreement that was made in connection with the proposed Performance-Based Incentive Plan for Senior Management. Mr. Menard's agreement also provides that if Mr. Menard terminates his employment with the Company, he may not engage in a competitive business for one year thereafter.

  Mr. Praw is employed under an agreement with the Company dated February 20, 1994. Pursuant to his agreement, Mr. Praw receives a specified base salary. His incentive compensation award for 1994 was guaranteed under the terms of his agreement; all future annual incentive awards made to Mr. Praw will be based on his performance. Upon joining the Company, Mr. Praw also received 10,000 Performance Units under the 1988 Employee Stock Plan in accord with the terms of his agreement.

  Mr. Henn is employed under an agreement with the Company dated June 7, 1994, pursuant to which he receives a specified base salary. Mr. Henn's incentive compensation award for 1994 was guaranteed pursuant to the terms of his agreement; in the future, his incentive compensation awards will be determined, in part, by a formula based on the pre-tax income of the Company and, in part, by his performance. In accord with his agreement, upon joining the Company Mr. Henn also received 10,000 Performance Units and 20,000 stock options under the 1988 Employee Stock Plan.

  Under their respective agreements Messrs. Menard, Praw and Henn are also eligible to receive other benefits afforded to Company executives, including the receipt of stock option grants and other awards under the Company's employee stock plans. If the employment of Messrs. Menard, Praw or Henn is terminated under certain other circumstances, they will receive one year's base compensation plus a specified percentage of the then-current fiscal year's anticipated incentive compensation paid over a 12-month period.

CHANGE IN CONTROL ARRANGEMENTS
Under the Company's 1988 Employee Stock Plan, all outstanding stock options shall become fully exercisable and all restrictions on outstanding shares of restricted stock shall lapse upon a "change in ownership" in the Company. A change in ownership will be deemed to occur if (i) current members of the Board of Directors or other directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (ii) the Board determines that a change in control has occurred.

  The Company also maintains a non-qualified Executive Deferred Compensation Plan. From 1985 to 1992, pursuant to the plan Messrs. Karatz and Menard, deferred receipt of a certain amount of pre-tax income, plus a Company matching contribution, until retirement, termination or certain other events, including a "change in control." A change in control is defined in the plan to include the acquisition by a person or "group" (as defined) of 25% or more of the Company's voting power, a transaction which results change in a majority of the then-incumbent Board or the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company will continue to pay interest on prior contributions still held in the plan.

                    PERSONNEL, COMPENSATION AND STOCK PLAN
                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                           ------------------------

THE COMMITTEE
The Personnel, Compensation and Stock Plan Committee of the Board of Directors (the "Compensation Committee" or the "Committee") is composed entirely of non-employee directors and is responsible for establishing, monitoring and reviewing the compensation programs in which all executives of the Company participate, including the named executive officers. The Committee also regularly reviews and approves the annual cash compensation (consisting of salaries and incentive awards) for each of the Company's executives, all awards made under Company's employee stock plans, the annual merit increase guidelines for base salaries for all employees, and all officer nominations.

COMPENSATION PHILOSOPHY
To promote the increase in net worth of the Company, maximize return to stockholders and motivate senior management effectively, the executive compensation philosophy of the Company has long been to closely align compensation with Company performance. Accordingly, the Company's compensation practices for management are intended to:

- - Align individual performance objectives with the interests of stockholders and with the Company's performance;
- - Balance the elements of compensation to support achievement of short-term business plans and long-term strategic goals;
- - Reward individuals for outstanding contributions to the Company's success; and
- - Attract, motivate and retain executives of the highest quality.

  Of the foregoing objectives, however, the Committee places the greatest emphasis on linking compensation with the interests of stockholders and with the Company's performance. To this end, 63.5% of the named executive officers' total cash compensation for 1994 was from incentives related to the Company's performance. Mr. Karatz, the Company's Chairman and Chief Executive Officer, received 69.1% of his cash compensation from performance-based incentives, consistent with 69.4% in 1993. The Committee believes that these percentages evidence the Company's commitment to a vital and explicit link between executive compensation and the creation of stockholder value.

  The process utilized by the Committee in determining executive compensation takes into account both qualitative and quantitative factors. In 1994, the Committee indexed elements of executive compensation against such corporate performance measures as pre-tax income, earnings per share, and total return to stockholders. Consistent with its approach during the last several years, however, the Committee gave the most weight to the Company's pre-tax income in determining executive compensation. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly may recognize qualitative factors, such as the successful implementation of major corporate projects and the assumption of additional corporate responsibilities.

  While the Committee takes into account the compensation practices and corporate financial performance of certain peer group companies in the homebuilding industry (the "Compensation Peer Group"), the Committee does not target total executive compensation to any specific point within, or outside, the range of the Compensation Peer Group results.

COMPENSATION COMPONENTS
The Company's executive compensation programs are based on three components -- base salary, annual incentives and long-term compensation -- each of which plays an integral role in the Company's overall approach to compensation.

Base Salary. Salaries provide a necessary element of stability in the Company's total compensation program and, as such, are typically not subject to significant variability. Executive salaries are reviewed and established in light of the duties and scope of responsibilities of each executive's position. In establishing salaries for 1994, the Committee considered each executive's contributions during the past fiscal year, the competitive market for equally qualified executives, and the compensation for equivalent executive positions in the Compensation Peer Group.

  The Compensation Peer Group is comprised of the nine leading, publicly-held homebuilding companies, and includes the companies (excluding the Company) that comprise the S&P Homebuilding Index used in the "Kaufman and Broad Home Corporation Common Stock Price Performance" graph on page 20, plus seven additional companies. The Compensation Peer Group was used instead of the S&P Homebuilding Index because the Committee believes the broader comparison afforded by the Compensation Peer Group is a more constant and accurate indicator of the compensation practices of the leading companies in the homebuilding industry.

  In 1994, the Committee did not set a specific percentile target for the named executive officers' base salaries relative to the Compensation Peer Group. For the past three years, however, base salaries paid to the named executive officers as a group have been below or at the average for the Compensation Peer Group; and Mr. Karatz's salary has been at the average or somewhat above the average for chairmen and chief executive officers within the Compensation Peer Group. The Committee believes that the Company's executive base salaries are administered conservatively in light of the fact that the Company has typically out-performed and is larger than most of the companies in the Compensation Peer Group. Further, the Company is unique among the companies in the Compensation Peer Group in that it competes in international markets and thus requires that certain of its executives, including the Chief Executive Officer, have an expertise in international business. The base salaries of Messrs. Karatz, Menard, Praw and Henn are governed in part by their employment agreements with the Company (see "Employment Agreements and Change in Control Arrangements" at page 14).

  The Committee authorized a 5% increase in base salaries for all Company employees in 1994, consistent with the 5% increase in 1993. The salary increase for 1994 was determined by general reference to national trends across industries, and by specific reference to practices in the homebuilding industry in California and the nation. For the three named executive officers who were employed with the Company at the outset of 1994, their base salary increases for fiscal 1994 averaged 1.9%, less than the Company-wide increase. Two of the named executive officers joined the Company during 1994 and thus did not receive a salary increase for the fiscal year.

Annual Incentive Awards. The Company's annual incentive awards are a significant component of executive compensation, reflecting the Company's belief that management's contribution to stockholder returns results from maximizing the earnings potential of the Company. Accordingly, in 1994 Messrs. Karatz and Menard, the Company's key operational officers, as well as each of the Company's division presidents, earned a cash award based upon a specific percentage of the pre-tax income of the Company (or a particular division or operating unit, as applicable). By its extensive reliance on this incentive award system, the Committee links a substantial portion of the annual pay for key operational executives directly to the Company's profitability. Annual incentive bonuses for certain other executives, including Messrs. Nafilyan, Praw and Henn, were either determined by reference to their employment agreement or the Committees' subjective assessment of their job performance and contribution to the overall goals of the Company.

  In 1994, 63.5% of the total compensation for the named executive officers consisted of incentives, as compared with an average of 39.2% for the Compensation Peer Group.

Long-Term Compensation. Long-term incentive compensation is paid to executives primarily in the form of stock-based awards pursuant to the Company's 1988 Employee Stock Plan. This aspect of the Company's compensation program is intended to retain executives and motivate them to improve the long-term value of stockholders' investments in the Company.

  In most years, long-term incentive compensation is awarded to the Company's executives in the form of stock options or shares of restricted stock that vest over a period of years pursuant to a fixed schedule. The Committee does, however, periodically provide substantially higher risk long-term incentive compensation which, in turn, offers executives a corresponding opportunity to earn higher returns.

  To that end, in 1994 the Committee established the 1994 Performance Share Program, administered under the Company's 1988 Employee Stock Plan, pursuant to which it awarded Performance Units to the Company's key executives in lieu of stock options. The value of each Performance Unit will be realized, if at all, at the end of fiscal-year 1996 and will be determined equally by (i) the Company's cumulative earnings per share ("EPS") and (ii) the Company's total return to stockholders ("TRS") over the S&P 500 for the three year period from December 1, 1994 through November 30, 1996. One-third of each award of Performance Units made under the 1994 Performance Share Program will vest on November 30, 1996 and, at the Company's discretion, may be paid in cash or shares of Common Stock. The remaining two-thirds of each award will be paid in shares of restricted Common Stock that must be held until November 30, 1997 in order to vest.

  In determining the number of Performance Units to be granted each of the named executive officers in 1994, the Committee considered, in order of significance,
(i) the Committee's subjective assessment of the executive's actual and anticipated contribution to the Company's business; (ii) the executive's total proposed compensation for the year; and (iii) the executive's holdings of previously granted stock-based awards. Accordingly, in 1994 the named executive officers received awards ranging from 5,000 to 78,000 Performance Units (see "Long-Term Incentive Plans -- Awards in Last Fiscal Year" at page 13).

  By implementing the 1994 Performance Share Program, the Committee sought to motivate senior management toward improving the Company's long-term performance, to link compensation to performance through tying a portion of the payout to EPS, to link compensation to the creation of stockholder value through tying a portion of the payout to TRS, and to encourage executive retention.

  In addition, pursuant to the terms of his employment agreement, the Committee made a grant of certain stock options to Mr. Henn when he joined the Company in 1994 (see "Employment Agreements and Change in Control Arrangements" at pages 14-15). The Committee made no other stock option awards to executive officers during the fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER IN FISCAL 1994
Mr. Karatz is employed under an agreement with the Company that was entered into in 1988. Pursuant to his agreement, Mr. Karatz received a base salary of $600,000 in 1994, reflecting no change from his base salary at the end of 1993, and an annual cash incentive bonus that represented 1.75% of the Company's total 1994 pre-tax income. Mr. Karatz' agreement provides that he is entitled to receive other benefits afforded to other executives of the Company and, accordingly, in 1994 Mr. Karatz received a discretionary award of 78,000 Performance Units under the 1994 Performance Share Program in accord with the principles described above.

  The Compensation Committee believes that it is generally desirable that all compensation paid to the Company's employees be tax deductible for the Company.
Section 162(m) of the Internal Revenue Code ("Section 162(m)") provides that annual compensation paid in excess of $1 million to any named executive officer may not be deducted unless such compensation is based on objective performance criteria which have been approved by stockholders. The proposed Performance-Based Incentive Plan for Senior Management (the "Incentive Plan") is designed to qualify incentive compensation paid to the named executive officers, including Mr. Karatz, for a deduction by the Company in accord with Section 162(m) (see "Performance-Based Incentive Plan for Senior Management" at pages 23-28). In February 1995, Mr. Karatz' employment agreement was amended to provide that if the Incentive Plan is approved by stockholders, in an effort to qualify such awards for a deduction under Section 162(m), all future cash and stock-based incentive bonus awards made to Mr. Karatz under his agreement will be made under and subject to the amount limitations set forth in the Incentive Plan. The amendment further provides that if the Incentive Plan is not approved by stockholders, Mr. Karatz' current employment agreement will terminate and he will receive no future compensation thereunder. No other amendments were made to the performance-based incentive compensation formula set forth in Mr. Karatz' agreement.

POLICY ON DEDUCTIBILITY OF COMPENSATION
As a general matter, the Company intends to comply with the requirements of
Section 162(m) and maintain deductibility for all executive compensation, except in circumstances when the tax benefit to the Company is outweighed by the burden of compliance with Section 162(m) and the Committee feels that the actions required to comply with Section 162(m) would not be in the best interests of the Company or its stockholders. The proposed Incentive Plan is designed to meet the requirements of Section 162(m).

PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE

David O. Maxwell, Chairman
Eli Broad
Dr. Ray R. Irani
James A. Johnson
Lester Pollack

February 17, 1995

  The above report of the Personnel, Compensation and Stock Plan Committee and the following Common Stock Price Performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                       KAUFMAN AND BROAD HOME CORPORATION
                         COMMON STOCK PRICE PERFORMANCE

                            ------------------------

  The graph below compares the cumulative total return(1) of Kaufman and Broad Home Corporation, the S&P 500 Index and the S&P Homebuilding Index. The Dow Jones Home Construction Index(2) is presented for informational purposes only.

  -------------------------------------------------------------------------------------------
                                         1989     1990     1991     1992     1993     1994
  -------------------------------------------------------------------------------------------
       Kaufman and Broad Home
       Corporation                       $100      $52     $102     $120     $159     $103
  -------------------------------------------------------------------------------------------
       Dow Jones Home Construction
       Index                             $100      $51      $87     $136     $162     $111
  -------------------------------------------------------------------------------------------
       S&P Homebuilding Index            $100      $59     $110     $169     $219     $123
  -------------------------------------------------------------------------------------------
       S&P 500 Index                     $100      $97     $116     $138     $152     $153
  -------------------------------------------------------------------------------------------

  The above graph is based upon the Common Stock and index prices calculated as of November 30th for each of the last five fiscal year-end periods. The Company's November 30, 1994 closing Common Stock price was $12.75 per share. On January 31, 1995 the Company's Common Stock closed at $13.13 per share. The stock price performance of the Company's Common Stock depicted in the graph above represents past performance only and is not indicative of future performance.

(1) Total return assumes reinvestment of dividends.

(2) The three companies that comprise the S&P Homebuilding Index are: Pulte Corporation; Centex Corporation; and the Company. The six companies that comprise the Dow Jones Home Construction Index include the foregoing companies, as well as: Standard Pacific Corp.; The Ryland Group, Inc.; and Clayton Homes, Inc.

                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

                           ------------------------

  The members of the Compensation Committee throughout 1994 were David O. Maxwell, Chairman, Eli Broad, Dr. Ray R. Irani and Lester Pollack. Mr. Johnson was elected to the Committee in April 1994. Mr. Broad, the Company's Founder-Chairman throughout 1994, is the Chairman, President and Chief Executive Officer of SunAmerica Inc. ("SunAmerica"), the Company's former parent. Messrs. Maxwell and Pollack are also directors of SunAmerica.

TRANSACTIONS WITH SUNAMERICA INC.
Special Common Stock and Warrants. The Company's business originated in 1957 and was operated through various subsidiaries of SunAmerica, previously known as Kaufman and Broad Inc., until 1986. At that time, SunAmerica transferred to the Company all of the outstanding stock of the subsidiaries then conducting SunAmerica's on-site housing businesses as well as the stock of Kaufman and Broad Mortgage Company. The Company shortly thereafter completed an initial public offering of its Common Stock, after which SunAmerica continued to own approximately 92.6% of the Company's outstanding Common Stock. In 1989, SunAmerica distributed substantially all of its holdings in the Company's Common Stock pro-rata to holders of SunAmerica's common stock (the "Distribution"). Immediately prior to the Distribution, a wholly-owned subsidiary of SunAmerica, Sun Life Insurance Company of America ("SLICA"), acquired warrants (the "Warrants") to purchase up to 7,500,000 shares of the Company's Special Common Stock in connection with the financing of a portion of the special cash dividend paid to holders of the Company's Common Stock at the time of the Distribution.

  In 1992, pursuant to the exercise of certain registration rights held by SLICA, the Company registered shares of Special Common Stock issuable upon exercise of the Warrants under the Securities Act of 1933, and subsequently issued 5,123,000 shares in connection with a public offering. At the conclusion of such offering, SLICA continued to retain the balance of Warrants to purchase 2,377,000 shares of Special Common Stock.

  On November 8, 1993, the Company commenced a tender offer to purchase all of its 5,123,000 outstanding shares of Special Common Stock at a price of $19.00 per share. The offer expired on December 7, 1993. A total of 2,331,785 shares of Special Common Stock were tendered and 2,791,215 shares of Special Common Stock were left remaining outstanding.

  In addition, on December 23, 1993, the Company purchased the remaining 2,377,000 Warrants at a price equal to the tender offer price, less the $6.96 per Warrant exercise price. As a result of this transaction, SLICA no longer holds any Warrants, nor beneficially owns any shares of the Company's Special Common Stock.

  The tender offer for the Special Common Stock, and the Warrant purchase, were unanimously approved as fair to stockholders tendering in and remaining after the tender offer and in the best interests of the Company (i) first by a separate vote of all members of the Company's Board of Directors excluding those directors who are also directors of SunAmerica, and (ii) then by the full Board of Directors.

  The remaining 2,791,215 outstanding shares of Special Common Stock were subsequently exchanged by the Company on various dates in 1994 at a rate of .95 shares of Common Stock for each share of Special Common Stock. There were no outstanding shares of Special Common Stock at November 30, 1994.

  Deferred Tax Liability Matter. In June 1994, the Company paid $4.4 million to SunAmerica to settle an outstanding dispute between the companies concerning the computation of certain deferred tax liabilities on the books of the Company which arose before the Distribution.

  A special committee of the Board of Directors, consisting of a disinterested director who was not affiliated in any way with SunAmerica and had no interest in the dispute, was appointed by the Board of Directors and was given authority to independently investigate and resolve the dispute. The special committee concluded that the settlement was fair, reasonable and in the best interests of the Company and its stockholders. The special committee based its conclusion upon an independent review of SunAmerica's claims and the Company's potential defenses, and a number of other considerations including, among other things, the amount of SunAmerica's claims, the advice of the special committee's outside consultants, the potential expense to the Company of any litigation, and the recommendations of disinterested board members, including the Company's disinterested director who served on the special committee, appointed by the two companies to resolve the dispute.

                                PROPOSAL TWO:

                       PERFORMANCE-BASED INCENTIVE PLAN
                            FOR SENIOR MANAGEMENT

                           ------------------------

  At its January 1995 meeting, the Board of Directors approved the Incentive Plan upon the recommendation of the Compensation Committee. The Incentive Plan will provide for annual incentive awards to certain of the Company's key executives and is being submitted to stockholders in an effort to assure that such awards will be tax deductible for the Company. Section 162(m) places a $1 million annual limit on the amount of compensation paid to the named executive officers that may be deducted by the Company for federal income tax purposes, unless such compensation is based on the achievement of pre-established performance goal(s) set by the Compensation Committee pursuant to an incentive plan that has been approved by the Company's stockholders.

  Stockholder approval of the Incentive Plan is necessary for maintaining the tax-deductible status of incentive payments made to the named executive officers, as well as to allow the Company to continue its long-standing policy of rewarding those key employees who are largely responsible for the continued growth and profitability of the Company by offering them the opportunity to earn competitive levels of compensation. Further, the Incentive Plan is consistent with the Company's belief that stockholder value is enhanced by basing a significant portion of an executive's compensation on the performance of the Company and/or his or her business unit.

  The primary features of the Incentive Plan are summarized below.

                                  PLAN SUMMARY

EFFECTIVE DATE
If approved by stockholders, the Incentive Plan will become effective retroactive to December 1, 1994 (the beginning of the Company's 1995 fiscal year), and will terminate on November 30, 2004. If the Incentive Plan is not approved by stockholders, it will not go into effect. No award may be made under the Incentive Plan after its expiration date, but awards made prior thereto may extend beyond that date.

ADMINISTRATION
The Incentive Plan will be administered by the Compensation Committee, which is composed entirely of non-employee directors who are ineligible to participate in the Incentive Plan, are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and are "outside directors" within the meaning of Section 162(m). The Compensation Committee has full authority to interpret the Incentive Plan and to establish rules for its administration. The Compensation Committee has the authority to select the officers who will participate in the Incentive Plan, to determine maximum individual awards (not to exceed the stockholder approved maximums described below), to set targets at the beginning of each performance year, to determine the degree of attainment of performance goals, and to determine the amounts payable to each participant and the timing and terms of such payment, unless otherwise provided for by contract. The Committee may accelerate the date on which an option may be exercised or the date of termination of restrictions applicable to a restricted stock award if the Committee determines that to do so would be in the best interests of the Company and the participants in the Incentive Plan.

ELIGIBILITY
Awards may be made under the Incentive Plan to any person who was, during the fiscal year for which the award is to be made, an officer of the Company or any of its subsidiaries. Currently, Messrs. Karatz and Menard are the only officers whom the Compensation Committee has selected to participate in the Incentive Plan.

DETERMINATION OF AWARDS
In determining awards to be made under the Incentive Plan, the Committee may approve a formula which is based on one or more objective criteria to measure corporate performance ("Performance Criteria") as set forth in an employment agreement, or in the first quarter of each fiscal year the Compensation Committee may establish Performance Criteria and set annual performance objectives ("Performance Goals") with respect to such Performance Criteria for the Company, a business unit(s) or an individual. Performance Criteria may include the Company's (or specified divisions') pre-tax income, after tax income, cash flow, return on equity, return on capital, earnings per share, unit volume, net sales or service quality, measured by preset quality objectives. When used as Performance Criteria under the Incentive Plan, pre-tax and after tax income may be calculated by including all incentive compensation paid to employees of the Company and its subsidiaries during the relevant fiscal year. The Committee will also determine in the first quarter of each fiscal year the amount and form of compensation payable to the participant upon attainment of a Performance Goal.

  Payment of awards may be made in the form of cash, stock options, SARs, restricted stock or a combination thereof. All determinations regarding the achievement of Performance Goals and the determination of actual awards will be made by the Compensation Committee. In addition, because they are regarded as inherently performance-based for purposes of Section 162(m), awards of stock options or SARs may be made based on the Compensation Committee's subjective assessment of an officer's job performance, and not necessarily contingent on the achievement of a Performance Goal. The Compensation Committee may in its discretion decrease, but not increase, the amount of any award that otherwise would be payable under the Incentive Plan.

AMOUNT AVAILABLE AND MAXIMUM INDIVIDUAL AWARDS
The amount available for awards in any year shall be determined by the Compensation Committee. The aggregate maximum amount of cash compensation payable pursuant to an award under the Incentive Plan in a given year to any individual other than Chief Executive Officer cannot exceed $2 million; annual cash awards to the Chief Executive Officer may not exceed $3 million.

  No more than an aggregate total of 1,000,000 shares of the Company's Common Stock may be issued under the Incentive Plan over its ten-year term. The Company may determine to use shares of treasury stock or purchase shares on the open market, in lieu of using newly authorized shares, to pay awards. To the extent that a stock-based award is settled for cash or otherwise terminates without the delivery of shares, the shares underlying such award will again become available for subsequent awards under the Incentive Plan. In the event an option is exercised through the delivery of shares or tax withholding liabilities are satisfied by the withholding of shares otherwise deliverable under an award, the number of shares available for awards under the Incentive Plan shall be increased by the number of shares so surrendered or withheld. No participant in any given year may receive stock or a stock-based award(s) in excess of 100,000 shares; provided, however, that this number may be increased in any year to the extent that stock-based awards in any prior years under the Incentive Plan to that participant represented less than 100,000 shares. In addition to awards received under the Incentive Plan, participants may also receive periodic grants of stock options, restricted stock or other stock-based awards under the Company's 1988 Employee Stock Plan or other employee compensation plans.

STOCK OPTION AWARDS
The Compensation Committee may grant either statutory incentive stock options ("Incentive Options") within the meaning of Section 422(b) of the Internal Revenue Code (the "Code") or stock options that do not qualify for special income tax treatment ("Non-Statutory Options").

  Non-Statutory Options granted under the Incentive Plan may be exercisable for a term of no longer than fifteen years (ten years in the case of Incentive Stock Options) from the date of grant and shall have an exercise price per share of not less than 100% of the fair market value of the Company's Common Stock on the date of grant. Stock options may not be repriced under the Incentive Plan.

  The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Options are first exercisable by any eligible person during any calendar year may not exceed $100,000.

SAR AWARDS
The Compensation Committee may grant stock appreciation rights ("SARs") alone, or in tandem with stock options. SARs granted alone may not have a term longer than fifteen years from the date of grant and provide the participant with the right to receive upon exercise of the SAR, either in cash or in shares of Common Stock as determined by the Compensation Committee, in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the fair market value of the Common Stock on the date of grant.

  SARs granted in tandem with a stock option (the "Related Option") will provide to the participant the right to receive upon exercise of the SAR, either in cash or in whole shares of Common Stock as determined by the Compensation Committee, an amount equal to the excess of the fair market value of the Common Stock subject to the Related Option surrendered by the participant on the date of exercise over the exercise price of the Related Option. SARs granted in tandem with a Related Option shall be exercisable only when the Related Option is exercisable and shall have a term equal to the term of the Related Option.

RESTRICTED STOCK AWARDS
The Committee may also issue or transfer shares of the Company's Common Stock to a participant under an award of restricted stock. Restricted stock awards will be subject to certain conditions and restrictions during a specific period of time, such as the grantee remaining in the employment of the Company and the attainment of specified Performance Goals. Stock certificates for such shares will be held by the Company during the restriction period and cannot be transferred by the grantee prior to the termination of that period. The grantee, however, may be entitled to vote the shares and receive dividends currently.

CONTRACTUALLY ESTABLISHED FORMULAS FOR SENIOR MANAGEMENT
Under their respective employment agreements, both Messrs. Karatz and Menard receive annual performance-based incentive awards (see "Employment Agreements and Change of Control Arrange-ments" at page 14). In February 1995, each of Messrs. Karatz' and Menard's employment agreements with the Company were amended to provide, among other things, that future incentive bonuses and other awards made thereunder (i) would be made under the Incentive Plan, if approved by stockholders, and (ii) would be subject to the amount limitations on cash and stock-based awards set forth in the Incentive Plan. The amendments further provide that Messrs. Karatz' and Menard's current agreements will immediately terminate if the Incentive Plan is not approved by stockholders and no future compensation will be paid thereunder (see "Employment Agreements and Change in Control Arrangements" at pages 14-15 for a further discussion of Messrs. Karatz' and Menard's employment agreements and the amendments thereto).

NEW PLAN BENEFITS
Future awards under the Incentive Plan are not currently determinable. Set forth below, however, are the incentive awards that would have been earned in 1994 by Messrs. Karatz and Menard if the Incentive Plan had been in effect during 1994.

       PARTICIPANT            AWARD
    ------------------      ----------
    Bruce Karatz......      $1,339,249
    Roger Menard......      $  762,257

  The foregoing calculation for Mr. Menard does not give effect to the February 1995 amendment to the performance-based incentive compensation formula in his employment agreement.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES
Non-Statutory Options and SARs. No taxable income generally is realized by a participant and no deduction generally is then available to the Company upon the grant of a Non-Statutory Option or SAR (each, a "Right"). Upon the exercise of a Right and the transfer of cash or Common Stock to the participant, the excess over the exercise price of the sum of cash a the fair market value of any Common Stock issued pursuant to such exercise on the date of exercise will be ordinary income to the participant subject to withholding and will generally be allowed as a deduction to the Company at that time for federal income tax purposes. The participant's basis in any such Common Stock will be the fair market value of the Common Stock determined generally at the time of exercise.

  A participant will generally realize capital gain or loss on the disposition of Common Stock acquired upon exercise of a Right, and such disposition will not result in any additional federal income taxes to the Company.

Incentive Options. No taxable income is realized by a participant and no tax deduction is available to the Company upon either the grant or exercise of an Incentive Option, provided that the exercise occurs while the participant is an employee of the Company or a subsidiary or within three months after termination of employment (one year if termination is because of disability). If Common Stock acquired upon the exercise of an Incentive Option is held until the later of more than one year after such exercise and more than two years after the date of grant of such Incentive Option (the "holding period"), the difference between the exercise price and the amount realized upon the sale of such Common Stock will be treated as long-term capital gain or loss and no deduction will be available to the Company. If the Common Stock is disposed of prior to the expiration of the holding period (a "Disqualifying Disposition"), the excess of the fair market value of such Common Stock on the date of exercise over the aggregate option exercise price (but generally not more than the excess of the sale price over the tax basis of the Common Stock on the date of disposition) will be treated as ordinary income to the participant and will generally be allowed as a deduction to the Company. Any gain realized in a Disqualifying Disposition in excess of the amount treated a ordinary income, will be capital gain.

  The excess of the fair market value of any Common Stock acquired pursuant to the exercise of an incentive stock option over the exercise price of such option may give rise at the time of exercise to alternative minimum taxable income subject to the alternative minimum tax.

Restricted Stock. No taxable income generally is realized by a participant and no deduction generally is then available to the Company upon the grant of Common Stock that is not transferable and is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code ("restricted stock"). Upon the lapse of either of such restrictions, the excess of the fair market value of such stock at such time over the amount paid for such stock, if any, will be ordinary income to the participant subject to withholding and will generally be allowed as a deduction to the Company at that time.

  If the participant so elects under Section 83(b) of the Code within 30 days of a grant of restricted stock, the excess of the fair market value of such stock at such time over the amount paid for such stock, if any, will be ordinary income to the participant subject to withholding and will generally be allowed as a deduction to the Company at that time. If the participant subsequently forfeits the restricted stock, any loss realized by the participant will be a capital loss and will be limited to the amount, if any, paid for the stock. There would be no additional tax consequences to either the participant or the Company upon the lapse of restrictions with respect to such stock.

  Prior to the lapse of restrictions with respect to restricted stock, dividends paid to a participant with respect to such stock for which no Section 83(b) election has been made will be treated as additional compensation taxable as ordinary income to the participant and will generally be allowed as a deduction to the Company. Dividends paid to a participant on shares of restricted stock with respect to which a valid Section 83(b) election has been made will be treated as dividends taxable as ordinary income to the participant and will not be allowed as a deduction to the Company, irrespective of whether the restrictions with respect to such stock lapsed prior to such payment.

Cash. The amount of cash received by a participant is required to be recognized by such participant as ordinary income subject to withholding and will generally be allowed as a deduction to the Company.

General. Section 162(m) limits the deduction of compensation in excess of $1 million per year paid to certain of the Company's employees unless, among other exceptions, the compensation is not performance-based compensation within the meaning of that provision. The Internal Revenue Service has issued proposed regulations under Section 162(m) (the "Proposed Regulations"), but there can be no assurance that the final regulations will not differ materially from the Propose Regulations or that compensation paid under the Incentive Plan will be deductible by the Company. The Company, however, believes that Section 162(m), as interpreted by the Proposed Regulations, will not limit the deduction of compensation payable pursuant to the Incentive Plan.

  Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code ("Section 280G") to the extent that such payments, when aggregated with other payments subject to
Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20 percent payable by the recipient.

  The Incentive Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code. Special rules may apply to a participant who is subject to Section 16 of the Exchange Act of 1934. Certain additional special rules apply if the exercise price for an option is paid in Common Stock previously owned by the participant rather than in cash.

  The preceding discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to foreign, state or local tax laws, or estate and gift tax considerations.

STOCKHOLDER APPROVAL
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the material terms of the Incentive Plan.

                      YOUR BOARD OF DIRECTORS RECOMMENDS A
                            VOTE "FOR" THIS PROPOSAL

                                OTHER MATTERS

                           ------------------------

FINANCIAL STATEMENTS
The Company's audited consolidated financial statements and notes thereto, including selected financial information and management's discussion and analysis of financial condition and results of operations for the fiscal year ended November 30, 1994 are included on pages 24 through 45 of the Company's 1994 Annual Report to Stockholders, which was mailed to stockholders concurrently with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent auditors thereon, selected financial information, and management's discussion and analysis of financial condition and results of operations in the Annual Report are incorporated by reference herein.

INDEPENDENT ACCOUNTANTS
The firm of Ernst & Young LLP served as the Company's independent auditors for fiscal 1994. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from stockholders.

OTHER BUSINESS
The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by properly delivered Proxies on such matters in accordance with their judgment in the best interest of the Company.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING
Any proposal of a stockholder intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of Proxy for that meeting no later than December 5, 1995.

COST AND METHOD OF PROXY SOLICITATION
The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, and the Proxy itself, and the cost of soliciting Proxies relating to the meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. The Company will use the services of Corporate Investor Communications, Inc., a professional soliciting organization, to assist in proxy soliciting, distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. The Company estimates the costs for such services will not exceed $5,000.

By Order of the Board of Directors,

Kimberly N. King
Corporate Secretary and
Associate Counsel

February 21, 1995
Los Angeles, California

                          PICTURE AND GRAPH APPENDIX

                           ------------------------

  This Picture and Graph Appendix is filed to comply with the rules of the Securities and Exchange Commission with respect to the electronic filing of pictorial and graphic materials and describes the pictures set forth on pages 3
- -7 and the graph set forth on page 20.

 PAGE
NUMBER                                CHART DESCRIPTION
- -------   --------------------------------------------------------------------------
- -- 3      Picture of Mr. Ronald W. Burkle next to textual presentation of certain biographical information regarding Mr. Burkle.

- -- 3      Picture of Dr. Ray R. Irani next to textual presentation of certain biographical information regarding Dr. Irani.

- -- 4      Picture of Mr. Guy Nafilyan next to textual presentation of certain biographical information regarding Mr. Nafilyan.

- -- 4      Picture of Mr. Luis G. Nogales next to textual presentation of certain biographical information regarding Mr. Nogales.

- -- 5      Picture of Jane Evans next to textual presentation of certain biographical information regarding Ms. Evans.

- -- 5      Picture of Antoine Jeancourt-Galignani next to textual presentation of certain biographical information regarding Mr. Jeancourt-Galignani.

- -- 6      Picture of Mr. James A. Johnson next to textual presentation of certain biographical information regarding Mr. Johnson.

- -- 6      Picture of Bruce Karatz next to textual presentation of certain biographical information regarding Mr. Karatz.

- -- 7      Picture of Lester Pollack next to textual presentation of certain biographical information regarding Mr. Pollack.

- -- 7      Picture of Mr. Sanford C. Sigoloff next to textual presentation of certain biographical information regarding Mr. Sigoloff.

- --20      Graph under caption "Kaufman and Broad Home Corporation Common Stock Price
          Performance" depicts the performance of the Company's Common Stock over the last five fiscal year-end periods relative to the S&P Homebuilding
          Index, the Dow Jones Home Construction Index, and the S&P 500 Index. The
          graph plots the dollar figures set forth in the electronically readable matrix set forth immediately below the graph on page 20.

                              [KAUFMAN BROAD LOGO]

                       KAUFMAN AND BROAD HOME CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 23, 1995

     The undersigned hereby appoints Bruce Karatz, Albert Z. Praw and Kimberly
N. King, and each of them, as proxies with full power of substitution and revocation, to vote all of the shares of Kaufman and Broad Home Corporation Common Stock the undersigned is entitled to vote at the Kaufman and Broad Home Corporation Annual Meeting of Stockholders to be held on March 23, 1995, or at any adjournment thereof, upon the Proposals set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued and to be signed on the other side.)

                                            Please mark your votes this way  /X/

______________________
       COMMON


The Board of Directors recommends a vote FOR the Proposals.

Proposal 1 - ELECTION OF DIRECTORS in Class III
             Nominees:    Ronald W. Burkle    Guy Nafilyan
                          Dr. Ray R. Irani    Luis G. Nogales

             (INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

Proposal 2 - PERFORMANCE - BASED INCENTIVE PLAN for Senior Management

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for such meeting, dated February 21, 1995.

                                                    WITHHOLD
              FOR / /                               AUTHORITY / /
(except as marked to the contrary)        to vote for all nominees listed

                     FOR / /   AGAINST / /   ABSTAIN / /

Date _______________________________________, 1995

__________________________________________________

__________________________________________________
(Please sign EXACTLY as your name appears hereon.)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized person.

IMPORTANT INFORMATION IS CONTAINED ON THE OTHER SIDE OF THIS CARD. PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.